Exhibit 23.3

33/F, HKRI Centre Two, HKRI Taikoo Hui, 288 Shimen Road (No. 1), Jing’an District

Shanghai 200041, PRC

Tel: +86 21 6080 0909 Fax: +86 21 6080 0999

Beijing ● Shanghai ● Shenzhen ● Hong Kong

www.hankunlaw.com

June 17, 2022

To:     Connect Biopharma Holdings Limited (the “Company”)

Science and Technology Park, East R&D Building, 3rd Floor

6 Beijing West Road, Taicang, Jiangsu Province, China

Dear Sirs/Madams,

We hereby consent to the reference of our name under the headings “Our Company—General Information” and “Legal Matters” in the base prospectus and the headings “Prospectus Summary—General Information” and “Legal Matters” in the sales agreement prospectus contained in the Company’s registration statement on Form F-3 (File No.: 333-264340), including all amendments and supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) in relation to the proposed offering from time to time of up to US$300,000,000 in the aggregate of American Depositary Shares, each representing one ordinary share of the Company, par value $0.000174 per share.

We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

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